Prudential Investments LLC

Gateway Center Three, 4th Floor
100 Mulberry Street
Newark, New Jersey 07102

November 1, 2010

Board of Directors

Prudential Total Return Bond Fund, Inc. (the Fund)

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re: Cap on Fund Expenses

_____________________________

To the Board of Directors:

Effective November 1, 2010, Prudential Investments LLC (“PI”), as Investment Manager of the Fund, has contractually agreed to reimburse expenses and/or waive fees for the Fund through February 29, 2012 so that the Fund’s operating expenses, exclusive of taxes, interest, brokerage commissions, distribution fees, and non-routine expenses, does not exceed 0.60%

Prudential Investments LLC

By:     /s/ Scott Benjamin

Scott Benjamin

Executive Vice President

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